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
                                                                                                 Exhibit 12



NORTHEAST UTILITIES

Ratio of Earnings to Fixed Charges

(Thousands of Dollars)

                                                      Year        Year        Year        Year        Year
                                                      1998        1999        2000        2001        2002
                                                      ----        ----        ----        ----        ----
Earnings, as defined:

  Net income/(loss) before extraordinary
    item and cumulative effect................      $(146,753)  $ 34,216    $205,295    $220,124    $152,109
      Income taxes............................          5,939     98,611     161,725     171,483      82,304
      Equity in earnings of regional
        nuclear generating and transmission
        companies.............................         (1,456)    (2,905)     13,667       3,090      11,215
      Minority interest.......................          9,300      9,300       9,300       3,100        -
      Fixed charges, as below.................        292,622    279,851     311,175     295,141     273,711
                                                    ---------   --------    --------    --------    --------
  Total earnings, as defined..................      $ 159,652   $419,073    $701,162    $692,938    $519,339
                                                    =========   ========    ========    ========    ========

Fixed Charges, as defined:

  Interest on long-term debt..................      $ 273,824   $258,093    $200,696    $147,049    $134,471
  Interest on rate reduction bonds............           -          -           -         87,616     115,791
  Other interest..............................         (4,735)     5,558      98,605      44,993      20,249
  Rental interest factor - capital............         18,300     13,700       8,657      13,144         600
  Rental interest factor -1/3 operating.......          5,233      2,500       3,217       2,339       2,600
                                                    ---------   --------    --------    --------    --------
  Total fixed charges, as defined.............      $ 292,622   $279,851    $311,175    $295,141    $273,711
                                                    =========   ========    ========    ========    ========
Ratio of earnings to fixed charges............           0.55       1.50        2.25        2.35        1.90
                                                    =========   ========    ========    ========    ========
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